Exhibit 99.B(d)(2)

Amended and Restated Schedule to the Investment Advisory
Agreement
between SEI Institutional
International Trust (formerly, SEI
International Trust) and
SEI Investments Management Corporation
(formerly, SEI Financial Management Corporation)
As of December 16, 1994, as amended September 17,
2009 and July 1, 2023

This Schedule supersedes the Schedule to the Investment Advisory Agreement between SEI Institutional International Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated December 16, 1994.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Emerging Markets Equity Fund	0.85%
International Equity Fund	0.505%
Emerging Markets Debt Fund	0.65%
International Fixed Income Fund	0.30%

SEI Institutional International Trust		SEI Investments Management Corporation

By:	/s/ Stephen G. MacRae	By:	/s/ James Smigiel

Name:	Stephen G. MacRae	Name:	James Smigiel

Title:	Vice President	Title:	Chief Investment Officer